TRI-ISTHMUS GROUP, INC	2007 FORM 10-KT
Exhibit 21.1
Subsidiaries of Tri-Isthmus Group, Inc. (f/k/a Vsource, Inc.)

Name	Jurisdiction of Incorporation
Del Mar Acquisition, Inc.	Nevada
Del Mar GenPar, Inc.	Nevada
Outpatient Surgery of Del Mar, LLC	California
Outpatient Surgery of Point Loma, LLC	California
Point Loma Acquisition, Inc.	Nevada
Point Loma GenPar, Inc.	Nevada
RHA Anadarko, LLC	Oklahoma
RHA Stroud, LLC	Oklahoma
RHA Tishomingo, LLC	Oklahoma
Rural Hospital Acquisition, LLC	Oklahoma
Surgical Center Acquisition Holdings, Inc.	Nevada
Surgical Center Management, Inc.	Nevada
Virtual Source, Inc.	Nevada
Vsource (USA) Inc.	Delaware
Vsource (California) Inc.	California
Vsource (CI) Ltd	Cayman Islands
Vsource (Asia) Ltd	Hong Kong
Vsource (BVI) Ltd	British Virgin Islands
Vsource (Singapore) Pte Ltd	Singapore
Vsource (Nevada) Ltd	Nevada